Exhibit 23.1

Consent of Independent Certified Public Accountants

We consent to the incorporation by reference in Post-Effective Amendment No. 1 on Form S-8 to Form S-4 Registration Statement No. 333-104321 of The Sports Authority, Inc. (f/k/a Gart Sports Company) of our report dated June 28, 2004, appearing in this Annual Report on Form 11-K of The Sports Authority 401(k) Savings and Profit Sharing Plan for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP

Denver, Colorado
June 28, 2004